UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CopyTele, Inc.

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Dear CopyTele Shareholders:

It is with great pleasure that I write my first letter to the shareholders of CopyTele.  It has been a tumultuous year for CopyTele, making it necessary for me to assume both the CEO (on an interim basis) and Chairman positions. Based upon the continuing poor financial performance and condition of the company, the deteriorating stock price, and the potentially dire consequences of continuing with CopyTele’s current operating plan, the Board determined that immediate and significant changes needed to be made.  We have already begun to implement those changes, and will be implementing more in the coming weeks.  I will elaborate on each of the changes that we have implemented below.  Based upon these changes and the new direction that we have charted for CopyTele, I am extremely optimistic about the future of the company and the positive consequences for our shareholders.

            Our first course of action was to stabilize the financial condition of the company.  CopyTele was continuing to spend its dwindling cash resources, with little or no prospects for immediate revenue generation.  To address this problem, we have taken steps to significantly reduce the company’s expenses by lowering costs and reducing the number of full time employees while keeping key members of the scientific team.  In addition, we raised $750,000 via 8% convertible debentures, which are convertible at $.092 per share and callable upon 30 days notice.  This financing will ensure that we have the cash in place to continue to implement needed changes at the company.  I would like to point out that I was one of five investors that participated in this round of financing.  Although I would like to think that you would take me at my word when I say that I am very optimistic about the future of CopyTele, in this instance, I have made an additional investment in the company to demonstrate those convictions.

            Our next step was to undertake a thorough review of CopyTele’s core technologies and our arrangements for the further development of those technologies.  To do so, we consulted with outside experts who have significant experience with the development and licensing of patented technologies.  Although that review is ongoing, the preliminary results are very encouraging.  The scientists at CopyTele have done exceptional work in developing innovative technologies, and in filing and obtaining patents to protect those technologies.  We are continuing to evaluate all potential means for monetizing CopyTele’s patented technologies, including a review of our current licensing arrangements.  You can expect to hear more information on these areas in the coming weeks.

            Finally, although our company has brilliant scientists with an excellent track record for developing patented technologies, it became apparent that both at the board and senior management levels, CopyTele was deficient in the skills necessary to effectively finance and implement the strategies necessary to derive the maximum value from those technologies.  To address these areas at the Board level, we recently added Bruce Johnson and Kent Williams to CopyTele’s board.  Bruce has served as a Director of the world’s largest futures exchange and has more than 30 years of experience with capital markets.  Kent is the managing member of Vista Asset Management and has over 40 years of experience advising technology companies and in working with wealth management and strategic capital introductions.

            As we also recently announced, CopyTele has added a new senior management team and strategic advisor, each of which previously held key positions at Acacia Research Corporation, a very highly successful publicly traded patent monetization company.  Robert Berman, our new President and CEO, built and managed the patent assertion business at Acacia over a 7-year period.  John Roop, our new Senior VP of Engineering, has over 18 years of experience in evaluating patents and providing technical support in connection with the licensing and enforcement of patents, including similar roles at Acacia. Dr. Amit Kumar, a strategic advisor to CopyTele and the Board, was on the Board of Acacia and has held CEO, Director and other senior positions at several private and public technology companies.

CopyTele has a long history of inventing and developing cutting edge, patented technologies.  With the changes that we have initiated, I am confident that our business expertise now matches the high level scientific competence that we have demonstrated for many years.  Together, I believe that this new team has the technical, financial, and patent monetization experience necessary to extract the maximum value from our patented technologies, and to re-position the company as a leader in intellectual property monetization.

I would like to invite each of you to attend our upcoming annual meeting scheduled for October 31, 2012, at the Fox Hollow in Woodbury, NY, at which time you will have the opportunity to meet our new Board members and management team.  Once you meet our new people, I am confident that you will be as excited about the future of CopyTele as I am.

Finally, I ask that you approve the items set forth in the proxy in connection with our upcoming meeting. This year we will be providing Internet access to our proxy materials.  In a separate mailing, you will receive a notice with instructions on how to obtain proxy materials online or request a printed set.  As is more fully addressed in the proxy materials, we are asking shareholders to approve an amendment to our charter to increase the number of shares of common stock we are authorized to issue.  Your positive response is needed in order for us to effectuate the changes outlined above.  We need more than 50% of all shareholders to vote in the affirmative on this proposal, which we view as critical to being able to move the company forward.  Failure to receive 50% of the vote will severely curtail our ability to execute our strategy and maximize shareholder value.  For the future of the company, please vote yes.

Thank you and I look forward to seeing you on October 31.

Sincerely,

Lewis H. Titterton, Jr.

Chairman

September 21, 2012

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Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect CopyTele's current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – “Risk Factors and other sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.